JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com	Exhibit 99

JPMorgan Chase Regulatory Capital Update
New York, December 18, 2020 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that it has received results from the Federal Reserve for the 2020 Comprehensive Capital Analysis and Review (“CCAR”) Round 2 stress test. The Firm’s Basel III Standardized approach minimum Common Equity Tier 1 (“CET1”) capital ratio remains at 11.3%, inclusive of the Stress Capital Buffer (“SCB”) requirement of 3.3%.

JPMorgan Chase’s Board of Directors currently intends to maintain the quarterly common stock dividend of $0.90 per share for the first quarter of 2021. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.

The Firm’s Board of Directors has authorized a new common equity share repurchase program of $30 billion. The Firm intends to begin share repurchases in the first quarter of 2021. The authorization to repurchase common equity will be utilized at management’s discretion, and the timing of repurchases and the exact amount of common equity that may be repurchased under the new authorization will be subject to various considerations. For all capital management decisions, the Firm will take into account a variety of factors, including the Firm’s capital position, current market conditions, and the future economic and earnings outlook.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “Our highest and best use of capital continues to be supporting our clients and driving an inclusive economic recovery. We will continue to maintain a fortress balance sheet that allows us to safely deploy capital by investing in and growing our businesses, supporting consumers and businesses, paying a sustainable dividend, and returning any remaining excess capital to shareholders.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Jason Scott 212-270-2479	Media Contact: Trish Wexler 212-270-5883